U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported : August 18, 2021

SPORTSQUEST, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	033-09218	20-4742564
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Australian Avenue, Suite 600, West Palm Beach, Florida	33401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 954-837-6833

______________________________________________________

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common and Preferred	SPQS	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 - OTHER EVENTS.

The sale of the company Entuit wireless business has concluded. The company realized approximately $1.8 million dollar profit.

The sale will further see the company engaged in an additional 3 years of consulting fee services and 10 years of commission services for using the company’s patents.

This division of the company is being managed and operated by Jeff Burns, the company’s current CEO, who is a licensed pilot and a captain. The company intends to use the cash proceeds to commence the development of Freebie Quotes, a new on line, high end contractor business venture. Similar to Angie's List and others, the SPQS Freebie Quotes app will have certain concierge services for both the marine and aviation industries that are not offered on the competitors’ platforms. Verified marketing research expects the home service market to reach $1,133 Billion by 2026 @ CAGR of 18.91%.

With the sale of the current wireless operating business subsidiary, the company is well capitalized and sees no need for any further dilution to fund its current new venture.

The company’s other venture of sports entertainment is unrelated to the app business. A new CEO will be named for the sports entertainment division of the company, and Jeff Burns will focus solely on the Freebie Quotes development and deployment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SportsQuest, Inc.

By:	/s/ Zoran Cvetojevic
Zoran Cvetojevic Director

Date:  August 19, 2021

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